Exhibit 99.1

FirstEnergy Corp.	For Release: September 14, 2010
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Relations Contact:
Ellen Raines	Ron Seeholzer
(330) 384-5808	(330) 384-5415
FIRSTENERGY SHAREHOLDERS APPROVE PROPOSALS
RELATED TO ALLEGHENY ENERGY MERGER
     AKRON, OH, September 14, 2010 – FirstEnergy Corp. (NYSE: FE) today announced that its shareholders have overwhelmingly approved proposals related to the company’s proposed merger with Allegheny Energy (NYSE: AYE).
     Results indicate that the first proposal – authorizing and approving issuance of FirstEnergy shares and the other transactions contemplated by the merger agreement – was approved by 79.1 percent of the outstanding shares of common stock, and 97.6 percent of the shares of common stock voted. The second proposal – amending the articles of incorporation to increase the number of FirstEnergy shares of authorized common stock – was approved by 78.7 percent of the outstanding shares of common stock, and 97.1 percent of the shares of common stock voted. Approval of the proposals required an affirmative vote representing a majority of the approximately 305 million FirstEnergy shares of common stock outstanding, as of the July 16, 2010, meeting record date.
     “The overwhelming support we’ve received from our shareholders underscores the value we believe this combination represents to our company,” said Anthony J. Alexander, FirstEnergy president and chief executive officer.
     In a presentation at today’s Special Meeting of Shareholders in Akron, Ohio, Alexander said the merger would “grow our customer base, service area and utility assets; enhance and strengthen our generating fleet; and create significant benefits for our shareholders, customers and employees.”
     “Allegheny is a natural fit for our company,” Alexander added. “We share a regional footprint, as well as common cultures and a similar business model. And, through this merger, we expect to strengthen our balance sheet, increase our earnings, and create new opportunities for future growth.”
     The merger is expected to close in the first half of 2011, subject to customary closing conditions, including approval of Allegheny shareholders and state and federal regulatory agencies, as outlined in the joint proxy statement/prospectus mailed to shareholders.
     FirstEnergy is a diversified energy company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services. Its seven electric utility operating companies comprise the nation’s fifth largest investor-owned electric system, based on 4.5 million customers served within a 36,100-square-mile area of Ohio, Pennsylvania and New Jersey; and its generation subsidiaries control approximately 14,000 megawatts of capacity.
INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
In addition to historical information, this news release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. Forward-looking statements relating to the proposed merger include, but are not limited to: statements about the benefits of the proposed merger involving FirstEnergy and Allegheny Energy, including future financial and operating results; FirstEnergy’s and Allegheny Energy’s plans, objectives, expectations and intentions; the expected timing of completion of the transaction; and other statements relating to the merger that are not historical facts. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements. With respect to the proposed merger, these factors include, but are not limited to: risks and uncertainties relating to the ability to obtain the requisite FirstEnergy and Allegheny Energy shareholder approvals; the risk that FirstEnergy or Allegheny Energy may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could reduce the anticipated benefits from the merger or cause the parties to abandon the merger; the risk that a condition to closing of the merger may not be satisfied; the length of time necessary to consummate the proposed merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on merger-related issues; the effect of future regulatory or legislative actions on the companies; and the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect. These risks, as well as other risks associated with the merger, are more fully discussed in the joint proxy statement/prospectus that is included in the Registration Statement on Form S-4 (Registration No. 333-165640) that was filed by FirstEnergy with the SEC in connection with the merger. Additional risks and uncertainties are identified and discussed in FirstEnergy’s and Allegheny Energy’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Forward-looking statements included in this document speak only as of the date of this document. Neither FirstEnergy nor Allegheny Energy undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this document.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed merger, FirstEnergy filed a Registration Statement on Form S-4 (Registration No. 333-165640) with the SEC that includes a joint proxy statement of FirstEnergy and Allegheny Energy and that also constitutes a prospectus of FirstEnergy. FirstEnergy and Allegheny Energy urge investors and shareholders to read the joint proxy statement/prospectus regarding the proposed merger, as well as other documents filed with the SEC, because they contain important information. You may obtain copies of all documents filed with the SEC regarding this proposed transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from FirstEnergy’s website (www.firstenergycorp.com) under the tab “Investors” and then under the heading “Financial Information” and then under the item “SEC Filings.” You may also obtain these documents, free of charge, from Allegheny Energy’s website (www.alleghenyenergy.com) under the tab “Investors” and then under the heading “SEC Filings.”
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